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                                                                    EXHIBIT 23.1



                   [FULLER, TUBB, POMEROY & STOKES LETTERHEAD]



                                  July 11, 2001




Keith Parker, Chairman-CEO
Summit Environmental Corporation, Inc.
521 Delia
Longview, TX   75601

                                    Re:     Summit Environmental Corporation,
                                            Inc.

Dear Mr. Parker:

         The undersigned is named in the Form SB-2 Registration Statement of Summit Environmental Corporation, Inc. (the "Company"), a Texas corporation, which registration statement is to be filed with the Securities and Exchange Commission in connection with the registration of shares of Common Stock of the Company to be offered for sale by certain selling security holders. The capacity in which the undersigned is named in such SB-2 Registration Statement is that of counsel to the Company and as a person who has given an opinion on the validity of the securities being registered and upon other legal matters concerning the registration or offering of the securities described therein.

         The undersigned hereby consents to being named in such SB-2 Registration Statement in the capacity therein described.

                                            Sincerely,

                                            /s/ Thomas J. Kenan

                                            Thomas J. Kenan



                                                                    Exhibit 23.1
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